Exhibit 99.1



FOR IMMEDIATE RELEASE
August 2, 2004



                            LINCOLN BANCORP ANNOUNCES
                CLOSING OF MERGER WITH FIRST SHARES BANCORP, INC.

     PLAINFIELD, INDIANA -- August 2, 2004 -- Lincoln Bancorp ("Lincoln") (NASDAQ-NM: LNCB), headquartered in Plainfield, Indiana, announced today that its previously announced merger (the "Merger") with First Shares Bancorp, Inc. ("First Shares"), headquartered in Greenwood, Indiana, has closed. Shareholders of First Shares had the right to elect to receive either .75 shares of Lincoln common stock or $14.80 in cash for each share of First Shares common stock owned by them, provided that an aggregate of 878,685 shares of Lincoln common stock will be issued in the merger.

     The Merger consideration tabulation and calculation process for election forms submitted to the exchange agent by shareholders of First Shares is final. Based on the final exchange election results, all shareholders electing cash and all shareholders making no election will receive $14.80 per share in cash in the Merger. All shareholders electing stock of Lincoln will receive for each share of First Shares common stock approximately .55 shares of Lincoln common stock and approximately $4.00 in cash, based on a stock exchange pro ration factor of ..7293141, an exchange ratio of .75 and a cash payment of $14.80 per share. Fractional shares of Lincoln common stock will not be issued in the merger. Rather, shareholders of First Shares will receive cash in the amount of $19.73 multiplied times the fractional share of Lincoln common stock to which they would otherwise have been entitled.

     The exchange agent expects to mail Lincoln Bancorp common stock and cash in exchange for common stock of First Shares in accordance with the terms of the Merger Agreement within the next few days to shareholders of First Shares who have completed proper election forms and delivered their certificates for First Shares common stock to the exchange agent. Those remaining shareholders of First Shares who have not filed proper election forms or delivered their stock certificates for First Shares common stock to the exchange agent will be automatically determined as eligible to receive $14.80 per share in cash. Such cash will be held by the exchange agent or Lincoln until such shareholders of First Shares submit their First Shares' certificates to the exchange agent or Lincoln. Any questions regarding the exchange or tabulation process should be directed to the exchange agent, Computershare Trust Company of New York, at 1-800-245-7630.

     Lincoln will issue 878,685 shares of common stock in the aggregate and pay approximately $17.3 million in cash to the former shareholders of First Shares in the merger. In addition, options to acquire an aggregate of 124,250 shares of First Shares common stock will be exchanged for options for an aggregate of 93,186 shares of Lincoln common stock with an average option price per share of $7.42. Moreover, options to acquire an aggregate of 31,500 shares of First Shares common stock will be cashed out for an aggregate consideration of $329,490.

     Now that the merger is complete, Lincoln has total assets of approximately $815 million and operates from 16 locations in Hendricks, Johnson, Morgan, Clinton, Montgomery and Brown counties of Indiana. Additional information may be found on the company's website at www.lincolnbankonline.com.

For Additional Information, contact:
T. Tim Unger, President and CEO
Lincoln Bancorp
317 839-6539